CODE OF ETHICS

Introduction and Purpose

The Firm owes a fiduciary duty to its clients including a general duty to act in their best interests. The interests of clients should be placed ahead of those of the Firm or the Firm’s employees. Accordingly, the Firm’s employees must always act honestly, fairly and professionally when dealing with clients.

The Firm has adopted this Code of Ethics (this “Code”) in accordance with Rule 204A-1 under the Advisers Act and is a part of its Compliance Manual. The restrictions and requirements of the Code are designed to prevent or manage behavior, which actually or potentially conflicts, or raises the appearance of an actual or potential conflict, with client interests. This Code sets forth the standards of conduct that are expected of the Firm’s employees and is intended to help such employees uphold the Firm’s fiduciary duties. The Code must be reviewed and acknowledged at the time this Compliance Manual is adopted or when you are first employed by the Firm, and annually thereafter.

The Code is not exhaustive. It provides guidance for the Firm’s employees in carrying out their responsibilities in a manner that is consistent with the highest standards of ethical conduct and with the Firm’s core values. Certain topics that are discussed in the Code may be discussed in more detail in other sections of the Compliance Manual or the Firm’s Employee Handbook, which is a separate document provided to each employee. Any employee who has a question regarding the contents or applicability of this Code is urged to contact the CCO.

The penalty for violating any provision of this Code may be disciplinary action up to and including dismissal. In addition, all violations of criminal laws applicable to the Firm’s business are required to be and will be reported to the appropriate authorities for prosecution.

Our Values

The Firm expects its employees to uphold the following core values at all times:

•	Be fair and responsive in serving our clients;

•	Respect and reinforce our fellow employees and the power of teamwork;

•	Strive to innovate what we do and how we do it; and

•	Earn and be worthy of our clients’ trust.

General Standards of Business Conduct

Employees are obligated to monitor their personal and professional affairs so as not to harm the reputation of themselves or the Firm. Employees should treat all persons fairly, including issuers and their employees, officers and directors, clients, potential clients, competitors and fellow employees. Each of these people has an expectation that the Firm’s employees will act with honesty, integrity and fairness.

All employees must adhere to the standards of business conduct in the Compliance Manual of which this Code forms a part. In addition, employees must comply with all laws and regulations that apply to the Firm’s business activities, including, but not limited to, the federal securities laws and the applicable laws and regulations of states and foreign jurisdictions in which the Firm conducts business. Violating any of these laws could subject you and/or the Firm to criminal and civil penalties. If you have any questions about these laws or how they apply to particular situations, ask the CCO.

This Code cannot anticipate every situation that the Firm’s employees will be confronted with while employed at the Firm. Therefore, common sense and good judgment are required in responding to any situation that may not seem to be specifically covered by this Code or any other materials provided by the Firm.

General Employee Responsibilities

Specific procedures and policies that pertain to each employee’s particular duties are set forth throughout the Compliance Manual of which this Code forms a part. As further discussed below, in addition to following specific procedures and policies, each employee must uphold the Firm’s fiduciary duty to its clients by, among other things, keeping complete and accurate records, avoiding conflicts of interest, complying with all applicable laws and regulations, maintaining the confidence of confidential information, maintaining a professional working environment, seeking guidance when necessary and reporting conduct that may be in violation of this Code.

Conflicts of Interest

A “conflict of interest” occurs when an employee’s private interest interferes in any way – or even appears to interfere – with the interests of the Firm and/or its clients. The Firm’s employees have a duty to report any material transaction or relationship that reasonably could be considered to create a conflict of interest with the Firm and/or its clients. A conflict of interest may occur when an employee allows any interest, activity or influence outside of the Firm to:

•	Influence his/her judgment when acting on behalf of the Firm and/or its clients;

•	Compete against the Firm and/or its clients in any business activity;

•	Divert business away from the Firm;

•	Harm or impair the Firm’s reputation; or

•	Benefit him/herself at the expense of the Firm and/or its clients.

The following is a list of some, but not all, potential conflicts of interest that any the Firm employee could be faced with and our policy for dealing with such conflicts.

(i)	Self-Dealings. If an employee or his/her family member or close friend engages in a business transaction in which the Firm or its client is the counterparty and the employee is entitled to receive a monetary fee for his/her involvement, a conflict of interest could arise because there could be an appearance that the employee’s professional judgment was impaired by his/her desire to receive a monetary fee. Accordingly, such transactions are prohibited without the prior approval of the CCO or GC. In addition, employees may not use corporate property, information or their position for improper personal gain, and employees may not compete with the Firm directly or indirectly.

(ii)	Insider Trading. If an employee is in possession of material nonpublic information relating to an issuer and a client holds or is contemplating purchasing such issuer’s securities, a conflict of interest could arise if the client bought or sold such issuer’s securities. Generally, employees should avoid receiving material nonpublic information. However, in order to properly conduct our business, it is necessary from time to time for employees to be in possession of material nonpublic information. When an employee is in possession of material nonpublic information it is imperative that they abide by the Firm’s policies and procedures designed to prevent insider trading which are set forth below.

(iii)	Personal Securities Accounts. When employees trade securities for their own accounts it could appear that they are “front-running” trades for clients or otherwise favoring their own accounts over that of clients thus creating a conflict of interest. Accordingly, employees must follow the policies and procedures set forth below.

(iv)	Outside Employment, Activities and Directorships. A conflict of interest could arise from an employee’s participation in certain outside employment, activities and directorships. Among other things, it could appear that an employee was engaging in such employment, activities or directorships in their context as an employee of the Firm or competing with the Firm for certain business opportunities. Accordingly, employees must follow the policies and procedures set forth below before participation in any outside employment, activities or directorships.

(v)	Giving or Acceptance of Gifts or Entertainment. Gifts or excessive entertainment to or from vendors, suppliers, competitors or other employees could influence or appear to influence the recipient. Therefore, employees should only give or accept gifts or entertainment in accordance with the policies and procedures set forth below.

(vi)	Political Activities. A conflict of interest could arise from an employee’s participation in political affairs if it appeared that the employee was participating on behalf of the Firm. Accordingly, employees must follow the policies and procedures set forth below.

Complying with Applicable Laws and Regulations

The foundation of the Firm’s ethical standards is compliance with the letter and spirit of the laws, rules and regulations applicable to its business, including among others, securities, federal, state and local laws. Employees are not expected to know the details of each law governing the Firm’s business. However, it is important that employees have a general understanding of basic activities that could be in violation of the law. These activities are set forth below.

Criminal Activities

A number of criminal laws apply to the Firm employees. A few examples of criminal activities prohibited by these laws are as follows:

•	Accepting or soliciting anything of value intending to be influenced or rewarded in connection with the Firm’s business or in return for confidential information;

•	Knowingly engaging in a financial transaction involving the proceeds of an illegal activity or money laundering (the policies and procedures that the Firm has in place to prevent money laundering are set forth in the “Anti-Money Laundering Policies and Procedures” Section of the Compliance Manual);

•	Stealing, embezzling or misappropriating the Firm or client funds or assets;

•	Using threats, physical force or other unauthorized means to collect money;

•	Using corporate funds or assets to finance campaigns for political office;

•	Making a loan or giving a gift to an examiner who has the authority to examine the Firm; and

•	Making a false report or statement to government officials.

Anticompetitive Activities

The laws of many jurisdictions, specifically the United States, prohibit anticompetitive activities. A complex body of antitrust law exists at the federal and state levels. However, the most pertinent prohibition, for the Firm's purposes, is that there be no agreement or understanding between the Firm and its competitors that affect prices, terms or conditions of sale or that unreasonably restrain full and fair competition. Employees must always respect the rights of and deal fairly with the Firm’s clients, competitors and employees. Employees must never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. If you have any question about what constitutes an unfair business practice or anticompetitive activities you should contact the CCO.

Bribery and Kickbacks

The U.S. government has a number of laws and regulations applicable specifically to business gratuities that may be accepted by U.S. and foreign government or corporate personnel. The promise, offer or delivery to an official or employee of the U.S. or foreign government or corporate personnel of a gift, favor, payment or other gratuity in violation of these rules would not only violate the Firm’s policy but may also be a criminal offense. Similarly, federal law, as well as the laws of many states, prohibits engaging in “commercial bribery.” Commercial bribery involves soliciting, demanding or agreeing to accept anything of value from any person intending to influence or be rewarded in connection with any business or transaction, and prohibits all such behavior. If an employee has any questions or needs any guidance, he/she should contact the CCO.

Confidentiality of Information

As an investment advisor, the Firm has particular responsibilities for safeguarding the information of its clients as well as its own proprietary information. Employees should be mindful of this obligation when they use the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas where it can be overheard, read confidential documents in public places, or leave or discarded confidential documents where they can be retrieved by others.

Third Parties’ Confidential Information

Employees in possession of confidential information belonging to persons outside of the Firm (former employers or otherwise), or who are subject to confidentiality agreements with others, are expected to comply with their obligations regarding the protection of that information. Such employees are not permitted to use such information to aid the business of the Firm unless they have received appropriate written consent from the outside person or entity. Employees must not encourage others to participate in the unauthorized use of confidential information belonging to a third party. Employees should contact the CCO if they believe such information is being or may be shared with the Firm.

Proprietary Information of the Firm

Employees are responsible for safeguarding proprietary information of the Firm. Proprietary information includes intellectual property (copyrights, trademarks or patents or trade secrets), particular expertise (business or organizational designs, or business, marketing or service plans or ideas) and sensitive information about the Firm (databases, records, salary information or unpublished financial reports). Employees who have any questions about what constitutes proprietary information, or who believe such information has been compromised should contact the CCO.

Report Conduct that May Be in Violation of the Code

Each employee is required to notify the CCO (or, in the event that a matter implicates the CCO, the GC) promptly if he/she knows or suspects in good faith that a violation of this Code may have occurred. Failure to do so is itself a violation of the Code. However, if an employee has violated the Code, making a report will not protect him/her from the consequences of his/her actions. The range of sanctions for violating the

Code include a written warning or reprimand, cancellation of trades, disgorgement of profits or sale of positions at a loss, restriction on trading privileges, fines, suspensions of employment without pay, termination of employment, and/or referral to regulatory or law enforcement authorities.

No employee will be retaliated against for making a good faith complaint or bringing inappropriate conduct to the CCO’s attention, for assisting another employee in making a good faith report, for cooperating in an investigation, or for filing an administrative claim with a state or federal governmental agency. Any employee who engages in retaliatory conduct in violation of the Firm’s policies will be subject to disciplinary action, up to and including termination of employment. If an employee reasonably believes that retaliatory conduct has occurred, he/she must report such conduct to the CCO.

The CCO shall not reveal the identity of any person who reports a violation of this Code and requests that his/her identity as the person who made such report remain confidential. The Firm shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who reports a violation anonymously, unless (i) such information is required to be disclosed by applicable law or regulation; or (ii) disclosure of such information, or ascertaining such identity, is supported by a clear and compelling interest of clients that is sufficient in the particular case to overcome an expectation of anonymity.

Marketing; Public Relations

Employees who communicate with the media and/or the general public must take care to carefully manage and coordinate information about the Firm and its clients and to abide by all legal and regulatory requirements that may restrict information the Firm provides. Such employees must abide by the Firm’s policies and procedures with regard to marketing and communicating with the media. All inquiries from the press should be directed to CEO, CCO and GC.

Insider Trading

The Firm forbids any of its employees from trading, either personally or on behalf of others, on material, non-public information, or communicating material non-public information to others in breach of a duty of trust or confidence owed directly or indirectly to an issuer, the issuer’s shareholders or the source of the information. This conduct is commonly referred to as “insider trading.”

The term “insider trading” is not defined under the federal securities laws, but it is generally understood to refer to the use of material non-public information, and to the communication of material non-public information to others, to trade in securities (whether or not one is an “insider” of the issuer of the securities being traded).

While the law concerning insider trading is dynamic, federal securities laws generally prohibit:

•	trading by an insider while in possession of material non-public information;

•	trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	an insider, or a non-insider described in clause (ii) above, from communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct. If you have any questions regarding the Firm’s insider trading policy, you should contact the CCO.

Personal Securities Policy

The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. This code of ethics (the “Code”) sets forth standards of conduct expected for “Supervised Persons,” i.e., any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Yorkville America Equities (the “Firm”) who provides investment advice on behalf of the Firm and is subject to the Adviser’s supervision and control (hereafter, an “Employee”). The Code establishes the Firm’s and each Employee’s fiduciary duty to the Firm’s private funds, investors in its private funds, and separately managed accounts (collectively referred to herein as the “Clients”). The Code also addresses certain possible conflicts of interest and includes the Firm’s employee personal securities policy.

The Firm has also implemented this personal securities policy to mitigate the risk and prevent the misperception that employees trading securities for their own accounts are “front-running” trades for clients or otherwise favoring their own accounts over that of Clients. This policy applies to all employees and prohibits employees from engaging in the purchase or sale of a Reportable Security that is not pre-cleared or exempt.

General Policy

Pursuant to the Advisers Act’s Code of Ethics Rule, the Adviser has adopted the following “Personal Securities Policy.” The Code of Ethics Rule requires that any “Access Person” submit to the CCO reports of the Access Person's current securities holdings and transaction activity. An Access Person is defined as any Supervised Person who:

•	Has access to Nonpublic Information (as defined below) regarding any clients' purchase or sale of securities, or Nonpublic Information regarding the portfolio holdings of any reportable fund, or

•	Is involved in making securities recommendations to clients, or who has access to such recommendations that are Nonpublic.

For purposes of this Personal Trading Policy, all Employees are Access Persons. Pursuant to the Advisers Act’s Books and Records Rule, the Adviser maintains a record of: (i) each report made by an Employee pursuant to the Code of Ethics Rule; (ii) the names of persons who are currently, or within the past five (5) years were, Access Persons of the Adviser; and (iii) any decision, and the reasons supporting the decision, to approve the acquisition of securities by Employees pursuant to this Personal Trading Policy for at least five (5) years after the end of the fiscal year in which the approval was granted.

Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts of the Employee’s children, stepchildren, grandchildren, parent, stepparent, grandparent, spouse, sibling, mother-in-law,

father-in-law, son-in-law, brother-in-law, or sister-in-law, and adoptive relationships (an “Immediate Family Member”) residing in his or her household.

It is the Employee’s responsibility to ensure that the Employee’s Immediate Family Members are aware of this Personal Trading Policy and adhere to it.

Definition of Non-Discretionary Account

A “Non-Discretionary Managed Account” includes: (i) an account in which the Employee does not have any direct or indirect influence or control over specific investment decisions, such as in the case of a fully discretionary investment management account (where the Employee does not exercise any direct or indirect influence or control over the person or entity exercising discretion over the account); (ii) an account in which the Employee does not have any direct or indirect influence or control and has no knowledge of the account holdings, such as a blind account or trust; and (iii) an investment fund whereby all investment decisions are made by a third party who is unrelated to the Employee.

The CCO must approve any arrangement whereby a Non-Discretionary Managed Account is exempt from the trading restrictions and prohibitions contained in this Personal Trading Policy. In considering whether to grant pre-approval, the CCO may request the following information (to be submitted as determined by the CCO):

•	Information about the third-party adviser's, broker’s or trustee's relationship to the Employee; and

•	Reports on holdings and/or transactions made in the account.

Any Employee that is the beneficial owner of a Non-Discretionary Managed Account is prohibited from communicating with the third-party adviser, broker or trustee administering the account regarding any specific investment decisions.

Initial Disclosure

This policy requires that within 10 business days upon initial employment with the Firm, all Firm employees, through MCO, must electronically complete a disclosure of their personal brokerage accounts and initial holdings. For initial holdings submissions, outside of MCO, the employee may use the “Employee Securities Holdings Report” exhibit appended herein to this manual. These forms require each Employee to disclose any personal securities accounts, which the Employee has discretion over, and any private securities that are held by the Employee. Consistent with the regulatory compliance obligation to report annual holdings and newly added brokerage accounts on a going-forward basis, the manual “Employee Securities Holdings Report” form must be updated by the employee at least annually, or information must be updated through MCO . Based on information contained therein, the CCO requires that each broker-dealer with whom the Employee has a personal securities account provides the Firm with a duplicate monthly account statement and all other periodic reports relating to such account(s). These statements are kept confidential to the extent permitted by law.

Prohibition on Securities Transactions

The Code of Ethics Rule prohibits Employees from investing in securities on the Firm’s Restricted List, initial public offerings (“IPOs”), and special purpose acquisition companies (“SPACs”). No employee may engage in the direct or indirect acquisition or disposition of a beneficial ownership in any security as defined in this section.

Pre-Clearance of Securities Transactions

All personal securities transactions by Employees in a Covered Account must be pre-approved by the CCO, unless it falls under the definition of an “Exempt Transaction”, or “Non-Reportable Security” as defined below. In order to request pre-clearance of a transaction, the employee should enter the pre-clearance request within MCO or in the alternative, complete the “Personal Brokerage Transaction Pre-clearance Form” or the “Trade Pre-Approval – Private Securities and Limited Offering Participation Request Form,” respectively, which are attached hereto as exhibits. Once the purchase or sale of a reportable security is precleared, the pre-clearance is effective for the date of such approval and the next business day. However, orders that are placed within such time period may remain open until either executed or expired (provided that they are not modified).

Exempt Transactions

Employees may engage in the following Purchases and Sales of Reportable Securities without completing a request within MCO or the “Personal Brokerage Transaction Pre-Clearance Form”

•	purchases or sales in securities that are effected in any account over which the employee has no direct or indirect influence or control (e.g. a Non-Discretionary Managed Account, see definition and exemption requirements above);

•	purchases, sales or other acquisitions of securities that are non-volitional on the part of the employee, such as purchases or sales upon exercise of puts or calls written by the employee, sales from a margin account pursuant to bona fide margin calls, stock dividends, stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions;

•	purchases that are part of an automatic investment plan;

•	purchases effected upon the exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

•	acquisitions of securities through gifts or bequests from relatives.

Definition of a Reportable Security

“Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options (subject to the below), warrants, futures, currencies, and derivatives. Private Securities and Limited Offerings are also deemed reportable securities under Yorkville America Equities’ policy. A Reportable Security does not include the list of “Non-Reportable Securities” below.

The List of Non-Reportable Securities Includes:

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments defined as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; • Shares issued by money market funds;

•	Options, other than those options where the underlying securities are listed on the Firm’s Restricted List, or of a current Portfolio Company.

•	Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Adviser or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common with the firm; and

•	Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Adviser or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with the Adviser.

Enforcement

The CCO monitors employee brokerage statements electronically to confirm that Purchases and Sales of Reportable Securities are either exempt or pre-cleared.

Gifts And Gratuities

Generally, the Firm’s policy is to discourage the giving or acceptance of such gifts. However, gifts can be given and accepted in accordance with this policy.

Gifts, Gratuities and Entertainment to Private Sector Employees

The Firm and its employees may provide gifts, gratuities or entertainment to private sector employees with the approval of the CCO. Solicitation of Gifts, Gratuities or Entertainment

Any employee who is solicited for gifts, gratuities or entertainment should inform the CCO.

Acceptance of Gifts, Gratuities or Entertainment by Employees

No employee may accept a gift, gratuity or entertainment from anyone if it is intended or appears to be intended to influence or reward the employee in connection with any business of the Firm. Among other things, employees are required to award orders, contracts and commitments to counterparties only after a fair, impartial and complete evaluation of all relevant information and therefore must avoid accepting gifts that could appear to be a bribe or kickback from an actual or potential counterparty or supplier or from a family member. Where there is no such intent, or appearance of such intent, an employee may accept from an investor, dealer or business organization a gift, gratuity or entertainment that does not exceed $250 in total value per year or the usual and customary entertainment that is hosted by the provider. Similarly, in appropriate situations, orders, contracts or commitments may be awarded to an entity in which an employee has a family, financial or other interest. Prior to accepting gifts, gratuities or entertainment that exceed a value of $250 or awarding orders, contracts or commitments to an entity in which an employee has a family, financial or other interest, the employee must seek approval from the CCO by completing the “Gift Approval Form” through MCO.

These prohibitory limits do not apply to reasonable gifts of a personal nature, such as a gift for a wedding or the birth of a child. In addition, employees may also accept promotional items of nominal value. Furthermore, these limits do not apply to close family members, which include a spouse, parent or a member of the employee’s immediate household and personal friends who are also business associates or colleagues, unless the gift, gratuity or entertainment is given with the intent to circumvent this policy.

Business Entertainment

“Ordinary and usual” business entertainment is typically not considered a gift or gratuity and is exempt from the policies set forth above. What is “ordinary and usual” is not always easy to determine. However, as a general rule, if the donor is not present, the entertainment will be considered a gift and subject to the policies set forth above. If the donor is present, the entertainment will typically not be a gift, provided that the value of the entertainment is “reasonable.” This standard of “reasonableness” will require an assessment of the value to the employee’s participation in the entertainment. Employees are urged to exercise caution in making these assessments. Invitations to expense-paid-for conferences and seminars and offers from vendors to pay expenses for travel to facilities and the like can also be problematic. There will be situations where these invitations will fall into the category of a gift or where the circumstances may raise a potential conflict of interest. In some cases, to avoid any appearance of impropriety, it may be in the Firm’s best interest for the employee to attend an event and for the Firm to reimburse the person or firm making the invitation. Employees with questions about the “ordinary and usual” nature of business entertainment should contact the CCO.

Political Activities and Contributions

A conflict of interest could arise from an employee’s participation in political affairs if it appeared that the employee was participating on behalf of the Firm. In addition, a variety of federal, state and securities laws and rules regulate the political activities and contributions of employees who are affiliated with financial services companies such as the Firm and violation of these laws can result in personal liability for the employee and preclusion from doing business in certain states for the Firm. Accordingly, prior to engaging in political activities or making political contributions, employees must follow these policies and procedures and the policies and procedures set forth in the Firm’s Political Contribution Policy (see below).

Activities

Employees are required to obtain prior written approval from the CCO prior to volunteering for or accepting an official position, whether paid or unpaid, with any federal, state or local governmental entity, campaign for federal, state or local office or with a national, state or local political party or association. In addition to seeking pre-approval from the CCO, the following restrictions apply unless exceptions are granted:

•	If the employee intends to solicit political contributions from other employees, he or she may only do so with the CCO’s prior written approval and never in a coercive manner;

•	All political activities must be conducted on the employee’s personal time;

•	The Firm’s premises may not be used for political activities;

•	All political communications must take place away from the Firm’s premises;

•	The Firm’s resources (resources include stationery, postage, copiers, computers, fax machines, telephones, secretaries or other administrative staff) may not be used for political activities;

•	The Firm’s name may not be used in any media events or when soliciting contributions;

•	The Firm’s proprietary information (including client lists, investor lists or lists of companies in which the clients invest) may not be used;

•	Political activities may not be used to influence the award of business to the Firm or any of its affiliates, and there can be no quid pro quo;

•	Employees may not bundle or collect and forward contributions to campaigns or provide stamped or addressed envelopes from any premises of the Firm;

•	Employees may not direct their spouse or family members to make contributions that the employee may otherwise be prohibited from making; and

•	Campaign literature or other materials provided by a campaign may not be distributed from any premises of the Firm.

Legal Considerations

Once an employee’s political activity has been approved by the CCO, such activity must be conducted in accordance with all applicable laws, including without limitation the Foreign Corrupt Practices Act (“FCPA”) and the International Anti-Bribery Act (“IABA”).

The FCPA prohibits employees from making any payment: (1) intended to influence any act or decision of a foreign official in his or her official capacity, (2) to induce the official to do or omit to do any act in violation of his or her lawful duty, (3) to obtain any improper advantage or (4) to induce a foreign official to use his or her influence improperly to affect or influence any act or decision. The FCPA does not require the payment to succeed in its purpose. The mere offer or promise of such a payment can constitute a violation of the FCPA. The FCPA provides for criminal penalties for individuals and entities that violate its provisions.

The IABA supplements the FCPA and applies the FCPA to acts done outside the United States by United States citizens or nationals, among others, and to prohibited acts committed by foreign persons within the territory of the United States or by any United States business or national anywhere in the world.

Employees should be aware of the anti-bribery laws of other countries and should determine their applicability when payments and other offers of value are made to foreign recipients. Employees should also understand that the use of consultants or finders to make payments to foreign government employees does not insulate the Firm from liability under the FCPA. It is therefore important that all employees consult

POLITICAL CONTRIBUTIONS POLICY

This Political Contributions Policy (the “Political Contributions Policy”) has been adopted by The Firm and is a part of its Compliance Manual, which may be amended from time to time. Capitalized terms used in this Political Contributions Policy without definition have the respective meanings assigned to them in the Compliance Manual.

General

Rule 206(4)-5 under the Advisers Act contains certain provisions intended to prohibit investment advisers from making political contributions or engaging in other “pay-to-play” practices that seek to influence government officials who are responsible for making awards of advisory contracts with respect to state or local governmental pools or plans. In particular, this Rule contains the following prohibitions:

Two-Year Bar from Receiving Advisory Compensation

Rule 206(4)-5(a)(1) makes it unlawful for an investment adviser to provide investment advisory services for compensation (such as a management fee or performance fee) to a “government entity” (as defined below) of a state or political subdivision of a state for two years after a “contribution” (as defined below) is made to an “official” (as defined below) of such government entity by the investment adviser or any “Covered Associate” (as defined below) of such investment adviser.

This “two-year bar” provision is triggered by contributions made by a person while he or she serves as a Covered Associate of such investment adviser. In addition, it can also be triggered by contributions made by a person before he or she becomes a covered person. In particular, it applies as a result contribution made by a person who subsequently becomes a Covered Associate (i) within two years after the contribution is made if such person solicits clients on behalf of the investment adviser or (ii) within six months after the contribution is made if such person does not solicit clients on behalf of the investment adviser.

On the other hand, the “two-year bar” is not triggered by contributions that fall below certain de minimis thresholds. In particular, it is not triggered by (i) contributions made by a natural person to officials for whom such natural person is entitled to vote, in the amount of up to $350 per official, or (ii) contributions made by a natural person to officials for whom such natural person is not entitled to vote, in the amount of up to $150 per official.

Coordination or Solicitation of Political Contributions

Rule 206(4)-5(a)(2)(ii) makes it unlawful for an investment adviser or its Covered Associates to coordinate, or “solicit” (as defined below) any person or political action committee to make, either of the following:

•	any contribution to an official of a state or local government entity to which the investment advisor is providing or seeking to provide investment advisory services; or

•	any payment to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services.

Engagement of Placement Agents or other Solicitors

Rule 206(4)-5(a)(2)(i) makes it unlawful for an investment adviser or its Covered Associates to provide, or agree to provide, directly or indirectly, payment to any person (such as a placement agent) to solicit a governmental entity for investment advisory services on behalf of such investment adviser for advisory services, unless such placement agent or solicitor is itself a registered investment adviser or a registered broker-dealer subject to “pay-to-play” restrictions comparable to those applicable to registered investment advisers.

Indirect Action

Finally, Rule 206(4)-5(d) makes it unlawful for an investment adviser or any of its Covered Associates to do anything indirectly, which, if done directly, would result in a violation of the foregoing rules. This rule is designed, among other things, to prohibit an adviser or its Covered Associates from funneling political contributions or other payments through consultants, attorneys, family members, friends or other third parties as a means of circumventing the rules.

Persons Covered by Policy

This Political Contributions Policy applies to any “Covered Associates” of the Firm within the meaning of Rule 206(4)-5(f)(2) under the Advisers Act, which include the following persons:

•	any general partner or managing member of the Firm;

•	any executive officer (or a person with a similar status or function) of the Firm and certain officers who perform policy-making functions for the investment adviser;

•	any employee of the Firm who solicits a government entity (whether or not such employee is primarily engaged in solicitation activities) and any direct or indirect supervisor of such employee; and

•	any political action committee controlled by the Firm or any of the other persons listed above.

The Firm has determined that each entity controlled by the Firm that is involved in providing investment advisory or investment management services to its ‘clients , any officer or director of such an entity, any Firm personnel who solicits a governmental entity or is a direct supervisor of someone who solicits a governmental entity and any political action committee controlled by any of the foregoing persons is considered a “Covered Associate” and is therefore subject to this Political Contributions Policy. For the sake of convenience, the term “you” as used herein includes any person to whom this Political Contributions Policy applies.

Key Definitions and Interpretive Provisions

In specifying the scope of foregoing rules, the SEC has adopted a number of significant definitions and interpretations, including the following:

Contribution

The term “contribution” is broadly defined to include a gift, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

On the other hand, the term “contribution” would generally not include a donation of time by a Covered Associate of an investment adviser, at least if the investment adviser has not solicited the donation of time and no use is made the investment adviser’s resources, such as office space and telephones.

Government Entity

The term “government entity” is defined to include a public pension plan or other governmental pool or plan established by a state or subdivision of a state, including all state and local governments and their agencies and instrumentalities.

Official

An “official” includes an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser.

Note that an “official” can include a candidate for federal office, but only if such candidate is currently serving as an incumbent official of a state or local government entity.

Solicit

The term “solicit” means to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser. Whether a particular communication is a solicitation is a question of fact and generally depends on whether it is made under circumstances reasonably calculated to obtain or retain an advisory client.

Treatment of Advisers to Covered Investment Pools

The rules contain a special provision for “covered investment pools” (as defined below) under which an investment adviser who provides investment advice to a covered investment pool in which a government entity invests or is solicited to invest is treated as if the investment adviser is providing or seeking to provide investment advice directly to the governmental entity. Because in many contexts, the Advisers Act treats a covered investment pool itself (rather than the investors who acquire interests in the pool) as the client of the investment adviser, the SEC viewed this rule as being needed to ensure that the prohibitions of Rule 206(4)-5 rule apply to investment advisers whose primary business consists of managing one or more investment funds.

The term “covered investment pool” is defined to mean (i) an investment company registered under the Investment Company Act that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under the Investment Company Act but for the exclusion provided by Section 3(c)(1), 3(c)(7) or 3(c)(11) thereof. Accordingly, the term covers the feeder funds.

Pre-Approval of Certain Contributions and Other Activities

You must obtain the written approval from the CCO before taking any of the following actions:

•	making any contribution to any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a state or local government entity; or

•	donating any time to an incumbent, candidate or successful candidate for elective office of a state or local government entity, unless (i) the donation involves less than ten hours of your time, (ii) such donation is not made at the request of or in coordination with the Firm or any of Firm personnel and (iii) no use is made in connection with such donation of the Firm’s resources, such as office space and telephones.

Moreover, you should recognize that, unless the Firm has determined that it has no plans to provide investment advisory services to any state or local government entity in the specific state in which the official is serving or is proposing to serve, it is likely that any request you make to take one or more of the actions described above will be denied.

If you have any question about whether a proposed contribution or other related activity requires preapproval, you must check with the CCO before making such contribution or engaging in such activity.

Engagement of Placement Agents and Other Solicitors

The engagement of a placement agent by the Firm or a feeder fund requires the approval of at least one of the Senior Managers and the CCO. In no event may the Firm or a feeder fund engage a placement agent or other third party to solicit a governmental entity for investment advisory services on behalf of such investment adviser for advisory services, unless such placement agent or solicitor is itself a registered investment adviser or a registered broker-dealer subject to “pay-to-play” restrictions comparable to those applicable to registered investment advisers.

Certain Other Prohibited Activities

You are prohibited from taking any other action that would constitute a violation of Rule 206(4)-5, including, but not limited to, the following:

•	coordinating or soliciting any contribution to an official of a government entity to which the Firm is providing or seeking to provide investment advisory services; or

•	coordinating or soliciting any payment to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services.

Political Contribution Reports

You must complete the “Political Contribution Report” through MCO, detailing certain of your political contributions no later than 30 days after the end of each calendar quarter. Such report must provide, at a minimum, the following information:

•	with respect to each contribution made by you to any incumbent, candidate or successful candidate for elective office of a state or local government entity during the applicable quarter, the date of the contribution, the amount of the contribution and the name of the official to whom the contribution was made;

•	with respect to each contribution made by you to a political party of a state or political subdivision of a state during the applicable quarter, the date of the contribution, the amount of the contribution and the name of the political party to which the contribution was made;

•	with respect to each contribution made by you to a political action committee during the applicable quarter, the date of the contribution, the amount of the contribution, the name of the political action committee to which the contribution was made; and

•	the date that you submit the report.